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                                                                   EXHIBIT 10.60

                        2001 EMPLOYEE PROFIT SHARING PLAN


Purpose

The purpose of the 2001 American Airlines Employee Profit Sharing Plan ("Plan") is to provide participating employees with a sense of commitment to, and direct financial interest in, the success of American Airlines, Inc.

Definitions

Capitalized terms not otherwise defined in the Plan will have the meanings set forth in the 1998 Long Term Incentive Plan, as amended (the "LTIP").

"AMR" is defined as AMR Corporation.

"Adjusted Investment" is defined as the sum of American's notes payable, current maturities of long-term debt and capital leases, long-term debt, capital leases, Present Value of Operating Leases, and stockholders' equity, and any accounting adjustments or extraordinary or unusual items which may be added or deducted at the discretion of the Committee and are approved by the Board of Directors of AMR. In the event of the AMR acquisition of TWA, Adjusted Investment will be reduced by the net of AMR goodwill generated by the transaction, plus assets attributable to TWA, plus net losses attributable to TWA, less assumed liabilities attributable to TWA.

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"American" is defined as AMR less AMR subsidiaries other than American Airlines, Inc. and its subsidiaries. Subsidiaries of American Airlines, Inc. and AMR created for the TWA acquisition and transition will be excluded from the definition of American.

"Average Adjusted Investment" is defined as the sum of Adjusted Investment as of 12/31/00, 3/31/01, 6/30/01, and 9/30/01, divided by four.

"Calculated Amortization of Operating Leases" is defined as the amortization expense associated with the Capitalized Value of Operating Leases as if such leases were accounted for as capital leases, and is determined by the straight-line method over the lease term.

"Capitalized Value of Operating Leases" is defined as the initial present value of the lease payments required under American's aircraft operating leases over the initial stated lease term, calculated using a discount rate of Prime plus one percent.


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"Committee" is defined as the AMR Incentive Compensation Committee.

"Fund" is defined as the profit sharing fund, if any, accumulated in accordance with this Plan.

"Plan Earnings" is defined as the sum of American's pre-tax income, interest expense, aircraft rental expense, and any accruals for American's Pilot Variable Compensation Plan, Employee Profit Sharing Plan, Incentive Compensation Plan, and any other plan that might be created, at the discretion of the Committee, less Calculated Amortization of Operating Leases and any accounting adjustments or extraordinary or unusual items which may be added or deducted at the discretion of the Committee and approved by the Board of Directors of AMR.

"Present Value of Operating Leases" is defined as the present value of the lease payments required under American's aircraft operating leases over the remaining lease term, calculated using the discount rate of Prime plus one percent. Amounts for 3/31/01, 6/30/01, and 9/30/01 are computed by determining the difference between the Present Value of Operating Leases as of 12/31/01 and 12/31/00 and allocating that difference evenly over the four quarters of 2001.

"Prime" is defined as the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks which is published daily in the Wall Street Journal.

"Qualified Earnings" is defined as base pay through December 31 of the Plan year, overtime, holiday pay, skill premiums, longevity pay, sick pay, vacation pay, shift differential, overrides and license premiums and does not include payments such as travel and incidental expenses, moving expenses, relocation allowance (COLA), payouts from any retirement plan, disability payments, workers compensation payments, imputed income from certain travel service charges or life insurance, or other benefits provided by American, nor does it include any special one-time monetary awards or allowances such as IdeAAs in Action payments, lump sum payments, or incentive compensation or profit sharing payments.

"Return on Investment" or "ROI" is defined as Plan Earnings divided by Average Adjusted Investment, stated as a percentage.

Eligibility for Participation

In order to be eligible for a profit sharing award, the individual must:

o Have worked during the Plan year as a regular full-time or part-time employee at American in a participating workgroup (flight attendant, reservations, coordinator/planner, airport agent, sky cap, support staff, management levels 04 and below).

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o    Have an adjusted seniority date prior to July 1st of the Plan year. An individual's Qualified Earnings from the time worked at American will be included in the award calculation.

o Be employed at American or an Affiliate at the time awards are paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, has been laid off, is on a leave of absence with re-instatement rights, is disabled or has died, the award which the individual otherwise would have received under the Plan but for such retirement, lay-off, leave, disability or death may be paid to the individual or his/her estate in the event of death, at the discretion of the Committee.

Notwithstanding the foregoing, however, an employee will not be eligible to participate in the Plan if such employee is, at the same time, eligible to participate in:

     i) the 2001 American Airlines Incentive Compensation Plan for Officers and Key Employees,

     ii)  the Pilot Profit Sharing Plan (as implemented in 1997),

     iii) any incentive compensation, profit sharing, commission or other bonus plan for employees of any division of American, or

     iv) any incentive compensation, profit sharing, commission or other bonus plan sponsored by an Affiliate.

Awards under the Plan will be determined on a proportionate basis for participation in more than one plan during a Plan year. Employees who transfer from/to Affiliates or any other plan described above during a Plan year, and satisfy eligibility requirements, will receive awards from each plan on a proportionate basis.

The Profit Sharing Fund Accumulation

Performance will be measured by ROI and the Fund will accumulate based on that performance. The Fund is established at 1% of Qualified Earnings when ROI is equal to 6.4%. The fund will accumulate on a straight-line basis at the rate of 0.583% of qualified earnings for each additional point of ROI.

The profit sharing fund will not exceed an amount equal to 8% of Qualified Earnings at levels of ROI above 18.4%.


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Award Distribution

For eligible domestic employees (where domestic means the United States, Puerto Rico and the U.S. Virgin Islands), individual awards will be distributed based on an employee's Qualified Earnings for the Plan year multiplied by the appropriate percentage of Qualified Earnings based upon the ROI achieved for the Plan year. The percent of Qualified Earnings used for Fund accumulation and award distribution will be the same.

A portion of the Fund will be allocated for eligible international employees (employees other than those in the United States, Puerto Rico and the U.S. Virgin Islands) based on the aggregate of all eligible international employees' Qualified Earnings as a percentage of the aggregate of all eligible employees' total Qualified Earnings. This portion of the Fund will be set aside for distribution at the discretion of the American officer(s) responsible for such international employees, subject only to the Committee's approval.

Administration

The Plan will be administered by the Committee which is comprised of officers of American appointed by the Chairman of AMR. The Committee will have authority to administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient operation of the Plan. The amount, if any, of the Fund shall be based on a certification of ROI by AMR's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors of AMR at the first regular meeting following determination of the awards.

Method of Payment

The Committee shall determine the method of payment of awards. Subject to the terms of the Plan, awards shall be paid as soon as practicable after audited financial statements for the year 2001 are available. Individuals, except retirees, may elect to defer their awards into the 401(k) plan, where applicable, established by American.

General

Neither this Plan nor any action taken hereunder shall be construed as giving to any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to


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receive payment of such award as may have been expressly determined by the
Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of American, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects American or its Subsidiaries or its Affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any payments due currently or in the future under the Plan, including, but not limited to, any payments that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American or its Affiliates to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or its Affiliates or after such employment is terminated, and
(iii) not to solicit any current employees of American or any subsidiaries of AMR to join the employee at his or her new place of employment after his or her employment with American or its Affiliates is terminated.

The Committee may amend, suspend, or terminate the Plan at any time.


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